UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2022

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2022, Paycom Software, Inc. (the “Company”) announced the departure of Jon Evans from the position of Chief Operating Officer of the Company, effective immediately. Justin Long, the Company’s Executive Vice President of Operations, will assume Mr. Evans’s responsibilities.

In connection with Mr. Evans’s departure, the Company, Paycom Payroll, LLC and Mr. Evans entered into a Severance and Release Agreement (the “Severance Agreement”), pursuant to which Mr. Evans is entitled to receive (i) a cash severance payment equal to $709,350.48, less applicable withholdings and taxes, which amount represents 18 months of Mr. Evans’s base salary and the cost of 12 months of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the accelerated vesting of 5,663 shares of time-based restricted stock, all of which would have otherwise vested by May 10, 2022, in each case provided that Mr. Evans does not revoke the Severance Agreement. The Severance Agreement contains a release of claims and incorporates customary non-disclosure, non-solicitation and non-disparagement obligations. The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In accordance with the terms of the award agreements governing the performance-based restricted stock units (“PSUs”) granted to Mr. Evans in 2021 and 2022, the PSUs will remain eligible for vesting based on the Company’s actual performance, but pro-rated for the number of days Mr. Evans was employed during the applicable two-year performance periods and three-year performance periods.

Justin Long, 44, served as the Company’s Director of Implementation from October 2018 to April 2022 and the Company’s Director of Implementation Strategy from June 2018 to October 2018. Before joining the Company, Mr. Long worked as Director of IT Business Systems at Love’s Travel Stops from December 2014 to June 2018 and as Manager of IT Business Delivery at Love’s Travel Stops from August 2010 to December 2014. Prior to that, Mr. Long served in various roles at Musket Corporation and CITGO Petroleum. Mr. Long earned his Bachelor of Business Administration degree from the University of Oklahoma and Master of Business Administration and Management degree from the University of Tulsa.

Mr. Long’s annual base salary is $375,000 and he is eligible to participate in the Paycom Software, Inc. Annual Incentive Plan (the “Annual Incentive Plan”). For the performance period beginning January 1, 2022 and ending December 31, 2022, Mr. Long was granted an award under the Annual Incentive Plan with a target bonus level of 100% of his base salary and a maximum payout of 170% of his base salary, based on the achievement of pre-established Company goals related to annual revenue retention rate.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Severance and Release Agreement, dated April 14, 2022, by and among Paycom Software, Inc., Paycom Payroll, LLC and Jon Evans.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: April 15, 2022	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer